Exhibit 99.1

Investor Relations:	May 2nd, 2022
Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

Southern Copper Corporation (NYSE and BVL: SCCO)

•       1Q22 net sales were $2,763.8 million, which represented a 9.1% increase with regard to 1Q21’s figure. Growth was primarily fueled by higher metal prices for all our main products except silver (-8.5%). This increase was partially offset by a decrease in the sales volume of copper, molybdenum and silver. Metal prices increased for copper (+17.7%, LME); molybdenum (+69.7%); zinc (+36.0%) and gold (+4.2%).

•	1Q22 Net income was $784.7 million, which represented a 2.7% increase when compared to the $763.8 million registered in 1Q21. The net income margin in 1Q22 was 28.4%, versus 30.2% in 1Q21.

•	1Q22 adjusted EBITDA was $1,678.4 million, which represented an increase of 8.0% with regard to the $1,554.5 million registered in 1Q21. The adjusted EBITDA margin in 1Q22 was 60.7% versus 61.4% in 1Q21.

•	Cash flow from operating activities in 1Q22 was $820.7 million which represented an increase of 4.9% over the $782.6 million posted in 1Q21. This improvement was attributable to strong cash generation at our operations resulting from higher sales and cost-control efficiencies.

•	Copper production registered a decrease of 23,922 tons (-10.0%) in 1Q22 in quarter-on-quarter terms. Lower production was primarily driven by the stoppage of operations at Cuajone, which led production to drop 15,278 tons with regard to the figure in 1Q21. The remainder of the difference was attributable to a decrease in ore grades and recoveries at our other operations.

•	Cuajone stoppage of operations, on February 28, 2022, a minority group of protesters from the community of Tumilaca, Pocata, Coscore and Tala, with a total of 472 members, seized the facilities at the Viña Blanca water reservoir and cut off the water supply to the homes of the approximately 5,000 people that live in Cuajone. Prior to this illegal action, on February 18th, the railway between Cuajone and Ilo was also blocked by a group of community members.

After several unsuccessful attempts by the authorities to restore order through dialogue, on April 20, 2022, the Peruvian government declared a state of emergency in the Moquegua region. On April 21, 2022, the protesters returned the installations of the Viña Blanca water reservoir and the railway to the Company. SCC’s personnel immediately evaluated the damage caused to the facilities by acts of vandalism and took the necessary steps to resume production at the Cuajone mining unit. As of today, the industrial railroad and the Cuajone mine, concentrator and related facilities are operating at full capacity.

On April 30th, the Peruvian government issued a Ministerial Resolution to set up a three-party-round-table for dialogue with members of the community, government and Company officials to better understand all parties’ concerns.

FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

•	Quarter by-product production: Molybdenum production decreased 1.5% in 1Q22 compared to 1Q21 due to lower production at the Cuajone and La Caridad mines. This was partially offset by an increase in production at the Toquepala and Buenavista operations; Mined zinc production decreased 10.6% this quarter due to lower production at the Santa Barbara, Charcas and San Martin units, which was attributable toa decrease in processed material and lower average zinc grades. Total Mined silver production dropped by 13.4% in 1Q22. Production fell at all mines, except for Buenavista. The total reflects the significant effect of stoppage at the Cuajone mine, which led production to fall by 220,233 ounces.

•	1Q22 Operating cash cost per pound of copper, net of by-product revenue credits, was $0.56, which represented a 24.9% decrease compared to the $0.74 reported in 1Q21. The aforementioned result was mainly attributable to an uptick in by-product revenue credits (+65.4%) attributable to higher market prices, which was partially offset by an increase in the production cost and by the unit cost effect generated by a decrease in pounds of copper produced.

•	1Q22, we spent $205.2 million on capital investments, which reflected a 11.8% decrease compared to 1Q21. This total represented 26.2% of net income this quarter.

•	Dividends: On April 28, 2022, the Board of Directors authorized a dividend of $1.25 per share payable on May 31, 2022 for shareholders of record at the close of business on May 17, 2022.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “After 54 days, the Peruvian government declared a state of emergency in the Moquegua region and reverted the illegal seizure of our facilities. The Company resumed control of the water supply and the railway, which had been vandalized by protesters. Thanks to the around-the-clock efforts of our operating team, the Cuajone facilities and industrial railroad are now operating at full capacity.

The recognition of the fundamental right of our employees and their families to safe drinking water, and the fact that a formal dialogue process with the communities will shortly begin, bodes well for a satisfactory solution for all concerned. We trust in the goodwill of all the parties to obtain agreements that benefit both the community and the Company’s employees. In this context, Cuajone has resumed operations and will continue contributing much-needed revenues to the Peruvian government and the Moquegua region as it helps drive development in Peru.”

Key Financial Data

			Variance				Variance
	1Q22	1Q21	$		%	4Q21	$		%

	(in million except per share amount ans %s)
Sales	$2,763.8	$2,532.5	$231.3		9.1%	$2,823.7	$(59.9)		(2.1)%
Cost of sales	1,057.7	943.8	113.9		12.1%	1,037.6	20.1		1.9%
Operating income	1,470.1	1,351.6	118.5		8.8%	1,530.6	(60.5)		4.0%
Net income	$784.7	$763.8	$20.9		2.7%	$833.0	$(48.3)		(5.8)%
Net income margin	28.4%	30.2%	(1.8	)pp	(6.0)%	29.5%	1.1	pp	(3.7)%
Adjusted EBITDA	$1,678.4	$1,554.5	$123.9		8.0%	$1,726.5	$(48.1)		(2.8)%
Adjusted EBITDA margin	60.7%	61.4%	(0.7	)pp	(1.1)%	61.1%	(0.4	x|)pp	(0.7)%
Income per share	$1.02	$0.99	$0.03		3.0%	$1.08	$(0.06)		(5.6)%
Capital investments	$205.2	$232.6	$(27.4)		(11.8)%	$196.7	$8.5		4.3%

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FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

Capital Investments

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru reflects a commitment of $7.9 billion.

Tia Maria - Arequipa: Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

In 2021, SPCC fortified its relation with the regional government and successfully overcame its opposition to project initiation. This new consensus was reflected in an agreement for “works for taxes” for projects relative to health facilities and roads. Our efforts to ensure the current and long-term welfare of the population in the area of influence of the Tia Maria project were recognized by several local associations, which sent letters to the National Government to request project initiation.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs (3,600 direct and 5,400 indirect) that we expect to generate during Tia Maria’s construction. When operating, we expect Tia Maria to directly employ 600 workers and indirectly provide jobs for another 4,200. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region via royalties and taxes.

We expect the Peruvian government to continue to acknowledge the significant progress the project has made on the social front and the important contributions that Tia Maria will generate for Peru´s economy and, consequently, take the necessary steps to provide SCC with adequate support to initiate construction.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2027. In 1Q22, we continued to engage in social and environmental improvements for the local communities and worked on the project’s environmental impact assessment.

Michiquillay - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. The Company has created a multidisciplinary management team to plan the development of this project. As part of this plan, the Company has established venues of contact with the local and regional authorities and communities to promote programs for sustainable development in the area. As we stated above, in 2021, the Company signed a Social Agreement with the Michiquillay and the Encañada Communities and, on October 1, 2021, the Peruvian Ministry of Energy and Mines approved the semi-detailed Environmental Impact Study for the project.

The Social Agreements with the Michiquillay and the Encañada communities represent an opportunity to improve the quality of life of the residents of those communities via our strong social programs and backed by a solid framework for technical work at the project level. These events are important steps that will allow Southern Copper to initiate an in-depth exploration program in the second quarter of 2022.

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FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2028. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the engineering study. In order to continue with the project, stronger preventive measures to combat COVID-19 have been put in place. Procurement has progressed 99% and all the main equipment is on site. Construction site works are in progress. The project has all the necessary permits and the capital budget is $413 million. As of March 31, 2022, we had invested $240.5 million in this project. We expect to initiate operations in 2H23. When completed, this new facility will double the Company’s zinc production capacity and provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks has been built and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million of which we have invested $79.5 million as of March 31, 2022. The project has obtained all permits and licenses required and we expect to begin production in the last quarter of 2022.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tons of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million.  We expect production to begin in 2024 and the mine life is estimated at 13 years. The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. Basic engineering study is finished and the Company continues developing the project and site environmental activities.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 1,230 million tons with an average ore grade of 0.40% and 141 million tons of leach material with an ore grade of 0.27%. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to total 190,000 tons of copper and 105,000 ounces of gold with an estimated capital budget of $2.9 billion. The Company has started the baseline study and is reviewing the basic engineering analysis to request the environmental impact permit. Several years back, we began to acquire the rights to all relevant mining concessions in the area; this process was completed in 2020.

Environmental, Social & Governance (ESG) Investment

In line with our sustainability strategy, we registered on-going improvement in our main sustainability indicators. In terms of safety, we reduced the accident rate of our own personnel and contractors by 22% in the last three years. As far as the main environmental indicators are concerned, we reduced our Scope 1 and 2 greenhouse gas emissions by more than 10% and increased the efficiency of fresh water consumption in the concentrators by 4% over the period. In social matters, the population served through our community programs has tripled, while we continue to strengthen the mechanisms for listening to and addressing concerns.

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FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

In order to provide certainty to our investors and stakeholders, we present our progress regarding third-party validation of our environmental and social practices. Efforts to certify our occupational health and safety management systems under the international standard ISO 45001, and our environmental management systems under ISO 14001, are underway at all our mining units. In the 1Q22, the Santa Bárbara and San Martín mines obtained ISO 45001 certification and the La Caridad Mine and the Lime Plant in Sonora, ISO 14001 certification.

Regarding our climate change management, in 2021, Grupo México rose two levels in the evaluation of the Carbon Disclosure Project (CDP), going from level C to level B, which positions the company above the average for the sector and region.

The communities surrounding our operations in Peru comprise dozens of small towns that live between the high Andean desert region and the coast. We continue to address needs and challenges relative to the water supply, education and employment. Investments in infrastructure for water supply stand out, representing 70% of the $93.6 million invested in the last ten years. In the 1Q22 we completed construction of the Cularjahuira dam, located in the province of Candarave, in the area of influence of our Toquepala mine. This facility will store up to 2.55 million cubic meters of water to irrigate 500 hectares of agricultural land and will directly benefit 585 families of local farmers.

Conference Call

The Company’s first quarter earnings conference call will be held on May 3, 2022, beginning at 12:00 PM – EST (11:00 AM Lima and Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer & CFO
Conference ID:	9783518 and “Southern Copper Corporation First Quarter 2022 Earnings Results”

1Q22 www.southerncoppercorp.com	Page 5 of 11

FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2022	4.53	4.54	18.99	1.70	24.05	1,873.63

1Q 2021	3.85	3.86	11.19	1.25	26.29	1,797.80
2Q 2021	4.40	4.43	13.89	1.32	26.78	1,816.49
3Q 2021	4.25	4.30	18.43	1.36	24.28	1,789.44
4Q 2021	4.40	4.38	18.53	1.53	23.36	1,794.58
Average 2021	4.23	4.24	15.51	1.36	25.18	1,799.58

Variance: 1Q22 vs. 1Q21	17.7%	17.6%	69.7%	36.0%	(8.5)%	4.2%
Variance: 1Q22 vs. 4Q21	3.0%	3.7%	2.5%	11.1%	3.0%	4.4%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2022	2021	%
Copper (tons)
Mined	214,480	238,402	(10.0)%
3rd party concentrate	1,619	688	135.3%
Total production	216,099	239,090	(9.6)%
Smelted	157,418	151,594	3.8%
Refined and Rod	213,202	202,249	5.4%
Sales	207,949	240,183	(13.4)%

Molybdenum (tons)
Mined	7,089	7,200	(1.5)%
Sales	7,044	7,219	(2.4)%

Zinc (tons)
Mined	14,726	16,466	(10.6)%
Refined	24,466	18,368	33.2%
Sales	24,883	12,514	98.8%

Silver (000s ounces)
Mined	4,281	4,946	(13.4)%
Refined	3,583	3,349	7.0%
Sales	4,442	5,338	(16.8)%

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FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2022	2021	VAR %

	(in millions, except per share amounts)
Net sales:	$2,763.8	$2,532.5	9.1%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,057.7	943.8	12.1%
Selling, general and administrative	30.3	30.1	0.7%
Depreciation, amortization and depletion	196.6	200.6	(2.0)%
Exploration	9.1	6.4	42.2%
Total operating costs and expenses	1,293.7	1,180.9	9.6%

Operating income	1,470.1	1,351.6	8.8%

Interest expense, net of capitalized interest	(87.7)	(89.6)	(2.1)%
Other income (expense)	11.7	2.3	408.7%
Interest income	4.6	2.4	91.7%
Income before income tax	1,398.7	1,266.7	10.4%
Income taxes	612.1	507.5	20.6%
Net income before equity earnings of affiliate	786.6	759.2	3.6%
Equity earnings of affiliate	1.2	7.9	(84.8)%
Net Income	787.8	767.1	2.7%

Less: Net income attributable to non-controlling interest	3.1	3.3	(6.1)%

Net Income attributable to SCC	$784.7	$763.8	2.7%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.02	$0.99	3.0%
Dividends paid	$1.00	$0.60	66.7%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1

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FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2022	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,847.2	$3,002.0	$2,267.3
Short-term investments	406.5	486.9	415.9
Accounts receivable	1,255.2	1,446.6	1,324.4
Inventories	1,029.9	972.9	880.7
Other current assets	229.7	231.2	148.0
Total current assets	5,768.5	6,139.6	5,036.3

Property, net	9,492.9	9,464.4	9,454.4
Leachable material, net	1,082.0	1,097.6	1,156.3
Intangible assets, net	136.8	138.1	141.5
Right-of-use assets	900.8	916.3	961.9
Deferred income tax	298.6	316.2	254.4
Other assets	219.3	225.4	213.0
Total assets	$17,898.9	$18,297.6	$17,217.8

LIABILITIES
Current liabilities:
Current portion of long-term debt	$299.8	$299.7	$-
Accounts payable	693.7	591.9	549.0
Income taxes	237.0	832.6	284.4
Accrued workers’ participation	243.4	325.7	299.9
Other accrued liabilities	251.9	200.1	241.6
Total current liabilities	1,725.8	2,250.0	1,374.9

Long-term debt, net of current portion	6,248.7	6,247.9	6,545.0
Lease liabilities	826.2	842.4	890.5
Deferred income taxes	144.9	118.3	144.2
Non-current taxes payable	56.0	-	-
Other liabilities	66.0	68.3	134.0
Asset retirement obligation	610.7	562.9	550.9
Total non-current liabilities	7,952.5	7,839.8	8,264.6

EQUITY
Stockholders’ equity:
Common stock	3,477.1	3,462.9	3,448.3
Treasury stock	(3,087.7)	(3,074.0)	(3,061.2)
Accumulated comprehensive income	7,771.3	7,760.3	7,138.0
Total stockholders’ equity	8,160.7	8,149.2	7,525.1
Non-controlling interest	59.9	58.6	53.2
Total equity	8,220.6	8,207.8	7,578.3

Total liabilities and equity	$17,898.9	$18,297.6	$17,217.8

As of March 31, 2022, December 31, 2021 and March 31, 2021 there were 773.1 million shares outstanding.

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FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2022	2021

OPERATING ACTIVITIES
Net income	$787.8	$767.1
Depreciation, amortization and depletion	196.6	200.6
Deferred income tax	43.7	(38.9)
Change in operating assets and liabilities	(271.4)	(129.2)
Other, net	64.0	(17.0)
Net cash provided by operating activities	820.7	782.6

INVESTING ACTIVITIES
Capital investments	(205.2)	(232.6)
Sale (purchase) of short-term investment, net	80.4	(5.2)
Other, net	(0.1)	-
Net cash used in investing activities	(124.9)	(237.8)

FINANCING ACTIVITIES
Dividends paid	(773.1)	(463.8)
Distributions to non-controlling interest	(1.7)	(1.3)
Other	-	-
Net cash used in financing activities	(774.8)	(465.1)

Effect of exchange rate changes on cash	(75.8)	4.0

Increase/(Decrease) in cash and cash equivalents	(154.8)	83.7

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FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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FIRST QUARTER 2022 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	First Quarter
	2022	2021
Net income attributable to SCC	$784.7	$763.8
Add:
Net income attributable to the non-controlling interest	3.1	3.3
Income taxes	612.1	507.5
Interest expense	87.7	89.6
Depreciation, amortization and depletion	196.6	200.6
Less:	-	-
Equity earnings of affiliate	(1.2)	(7.9)
Interest income	(4.6)	(2.4)
Adjusted EBITDA	$1,678.4	$1,554.5

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

	1st quarter 2022		1st quarter 2021		4th quarter 2021
Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	$ million	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	$1,057.7	231.0	$943.8	184.8	$1,037.6	207.2
Add:
Selling, general and administrative expenses	30.3	6.6	30.1	5.9	32.3	6.5
Treatment and refining charges net of sales premiums	(6.1)	(1.3)	(7.0)	(1.4)	0.3	0.1
Less:
Workers participation	(87.8)	(19.2)	(104.2)	(20.4)	(17.0)	(3.4)
Purchased concentrates from third parties	(91.0)	(19.9)	(41.2)	(8.1)	(53.3)	(10.6)
Other charges	(112.6)	(24.6)	(16.3)	(3.2)	(92.8)	(18.7)
Inventory change	47.2	10.3	(33.9)	(6.6)	13.9	2.8
Operating cash cost before by-product revenues	$837.7	183.0	$771.3	151.0	$921.0	183.9

Less by-products revenue	(583.5)	(127.5)	(393.7)	(77.1)	(539.5)	(107.7)

Operating cash cost, net of by-products revenue	254.2	55.5	$377.6	73.9	381.5	76.2

Total pounds of copper produced, in millions		457.8		510.8		500.7

1Q22 www.southerncoppercorp.com	Page 11 of 11